Exhibit 99.1

CONTACT:

Kelly Taylor

Director, Investor Relations

GrafTech International Ltd.

(216) 676-2000

Andrew Willis

Brookfield Asset Management Communications

Tel: (416) 369-8236

Fax: (416) 363-2856

Email: andrew.willis@brookfield.com

Brookfield Completes Acquisition of GrafTech

INDEPENDENCE, Ohio – August 17, 2015 – GrafTech International Ltd. (NYSE:GTI) and Brookfield Asset Management Inc. (NYSE: BAM) (TSX: BAM.A) (Euronext: BAMA) (Brookfield) today announced that GrafTech has become wholly owned by an affiliate of Brookfield as a result of the completion of the merger of one of its affiliates with and into GrafTech, with GrafTech being the surviving corporation of the merger. Effective as of the open of trading today, August 17, 2015, GrafTech common shares will cease trading on the NYSE.

In connection with the merger, pursuant to the merger agreement, shares of GrafTech common stock not tendered in the tender offer were converted into the right to receive the same price per share offered in the tender offer (subject to exercise of appraisal rights by non-tendering stockholders who properly exercise and perfect such rights).

About GrafTech

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 18 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Independence, Ohio, GrafTech employs approximately 2,400 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

About Brookfield

Brookfield Asset Management Inc. is a global alternative asset manager with over $200 billion in assets under management. The company has more than a 100-year history of owning and operating assets with a focus on property, renewable energy, infrastructure and private equity. Brookfield offers a range of public and private investment products and services, and is co-listed on the New York, Toronto and Euronext stock exchanges under the symbol BAM, BAM.A and BAMA, respectively. For more information, please visit our website at www.brookfield.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: the effects of a tender offer and merger, including dissenters’ rights, changes in Board composition and effects under agreements or our credit agreement or senior notes; our outlook for 2015 or beyond; future or targeted operational and financial performance; growth prospects and rates; the markets we serve and our position in those markets; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, production rates, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; inventory and supply chain management; rationalization and related activities; the impact of rationalization, product line change, cost and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors’ or customers’ operations; future prices and demand for our products; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; divestitures, asset sales, investments and acquisitions that we may make in the future; possible debt or equity financing or refinancing (including factoring and supply chain financing) activities; our customers’ operations, order patterns and demand for their products; the impact of customer bankruptcies; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; legal proceedings and antitrust investigations; our liquidity and capital resources; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: litigation in relation to a tender offer and merger; failure to achieve production rate, inventory level, product development, capital expenditure level, cost savings, EBITDA or other targets or estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions, including those caused by weather, natural disaster or other causes; delays or changes in, or non-consummation of, proposed asset sales, divestitures, investments or acquisitions; failure to successfully integrate or achieve expected savings, synergies, performance or returns expected from any completed asset sales, divestitures, investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our senior notes; changes in our ability to obtain new or refinance existing debt on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line change or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum, petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over fiscal or monetary policies or conditions in the U.S., Europe, China or elsewhere; changes in fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities.